Exhibit 99.1

Baker Hughes, a GE company Announces Expiration and Results of Any and
All Tender Offers by Baker Hughes, a GE company, LLC
LONDON & HOUSTON (December 11, 2017) — Baker Hughes, a GE company (NYSE: BHGE) (“BHGE”) announced today that the previously announced cash tender offers (the “Any and All Tender Offers”) by its subsidiary, Baker Hughes, a GE company, LLC (“BHGE LLC”) to purchase any and all of its or its subsidiaries’ outstanding 6.000% Senior Notes due 2018 (the “6.000% 2018 Notes”) and 7.500% Senior Notes due 2018 (the “7.500% 2018 Notes” and, together with the 6.000% 2018 Notes, the “Any and All Notes”) expired at 5:00 p.m., New York City time, on December 8, 2017.
According to information provided by D.F. King & Co., Inc., the tender and information agent for the Any and All Tender Offers, $24,920,000 aggregate principal amount of the 6.000% 2018 Notes and $79,805,000 aggregate principal amount of the 7.500% 2018 Notes were validly tendered prior to or at the expiration of the Any and All Tender Offers and not validly withdrawn. This amount does not include any amount of the Any and All Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase, dated December 4, 2017 (the “Offer to Purchase”). The Any and All Tender Offers were made pursuant to the Offer to Purchase.
The conditions to the Any and All Tender Offers have been satisfied and BHGE LLC accepted for purchase today, December 11, 2017, all Any and All Notes that were validly tendered prior to the expiration of the Any and All Tender Offers and not validly withdrawn. BHGE LLC paid the applicable total consideration for each $1,000 principal amount of Any and All Notes tendered and accepted for payment, plus accrued and unpaid interest up to, but not including, today, December 11, 2017, the settlement date of the Any and All Tender Offers.
BHGE LLC funded the purchase of the Any and All Notes with part of the proceeds from the issuance of BHGE LLC’s 2.773% senior notes due 2022, 3.337% senior notes due 2027 and 4.080% senior notes due 2047, which was completed today, December 11, 2017.
BHGE LLC intends to redeem (or cause the applicable issuer to redeem) any remaining Any and All Notes not purchased in the Any and All Tender Offers in accordance with the relevant indentures.  This press release does not constitute a notice of redemption of the Any and All Notes.

In addition to the Any and All Tender Offers, BHGE previously announced BHGE LLC’s pending tender offers to purchase for cash (the “Maximum Tender Offers,” and, together with the Any and All Tender Offers, the “Tender Offers”) up to $175 million in aggregate purchase price of BHGE LLC’s or its subsidiaries’ outstanding 8.550% debentures due 2024 and 6.875% notes due 2029 (together with the Any and All Notes, the “Securities”). Holders are urged to read the Offer to Purchase carefully before making any decision with respect to Tender Offers.
BHGE LLC has retained Morgan Stanley & Co. LLC and Barclays Capital Inc. to serve as dealer managers for the Tender Offers. D.F. King & Co., Inc. has been retained to serve as the information agent and the depositary for the Tender Offers.
Questions regarding the Tender Offers may be directed to: Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 or Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581.  The Offer to Purchase and, in connection with the Any and All Notes, the notice of guaranteed delivery may be accessed at the following link: http://www.dfking.com/bhge or obtained from D.F. King & Co., Inc., free of charge, by calling toll-free at (866) 796-7179 (bankers and brokers can call collect at 212-269-5550) or by e-mail at bhge@dfking.com.
This news release shall not be construed as an offer to purchase or sell or a solicitation of an offer to purchase or sell any of the Securities or any other securities.  BHGE LLC, subject to applicable law, may amend, extend or terminate the Tender Offers and may postpone the acceptance for purchase of, and payment for, the Securities so tendered.  The Tender Offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  None of BHGE, BHGE LLC, the dealer managers, the information agent or the depositary makes any recommendations as to whether holders of the Securities should tender their Securities pursuant to the Tender Offers.
Forward-Looking Statements
This news release may contain forward-looking statements (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in BHGE’s Registration Statement on Form S-4 (File No. 333-216991), filed by BHGE with the Securities and Exchange Commission (“SEC”) and declared effective on May 30, 2017; BHGE’s subsequent quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2017 and September 30, 2017; BHGE LLC’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2017; and those set forth from time to time in other filings with the SEC by BHGE and BHGE LLC. The documents are available through BHGE’s website or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.
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About Baker Hughes, a GE company
Baker Hughes, a GE company (NYSE: BHGE) is a fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup - inventing smarter ways to bring energy to the world.
Investor Contact:
Philipp Mueller, +1 281 809 9088, investor.relations@bhge.com

Media Contact:
Stephanie Cathcart, +1 202 549 6462, stephanie.cathcart@bhge.com
Melanie Kania, +1 713 439 8303, melanie.kania@bhge.com